ORIGINAL

STANDARD BAREBOAT CHARTER

PART I

1. Shipbroker SINGUNION SHIPPING PTE LTD	2. Place and Date Singapore, 14.01.2021
Owners/Place of business ZHEJIANG SHIPPING(HONG KONG)CO LTD or their Nominees	4. Bareboat Charterers/Place of business Topsheen nominees performance guaranteed by Topsheen Shipping Singapore Pte Ltd
5. Vessel's name, Call Sign and Flag (Cl. 1 and 3) [MV GH SEABISCUIT, currently with Call Sign V7TI6, flying Marshall Islands flag]/ Call Sign: TBA Flag: TBA	
6. Type of Vessel Bulk Carriers	7. GT/NT [MV GH SEABISCUIT 36314/21580]/
8. When/Where built [MV GH SEABISCUIT, 2014 TSUNEISHI ZHOUSHAN]/	9. Total DWT (abt.) in metric tons on summer freeboard [MV GH SEABISCUIT, 63368]
10. Class Society (Cl. 3) [MV GH SEABISCUIT, DNV]/ TBA	11. Date of last special survey by the Vessel's classification society AS IS of delivery from Sellers pursuant to MoA
12. Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3) Length: [●]/[●]/[●] Breadth: [●]/[●]/[●] Depth: [●]/[●]/[●] (Moulded)	

13. Port or Place of Delivery (Cl. 3) MV GH SEABISUIT Japan-Singapore	14. Time of delivery (Cl. 4) 0001Hours on 1st Jan 2020 local time	15. Cancelling Date (Cl. 5) 2359Hours on 30th March 2021 local time

16. Port or Place of redelivery (Cl. 4) At one safe and accessible berth or anchorage in a safe port W.W	17. no. of months' validity of trading and class certificates upon redelivery (cl. 15) 6 months
18. Running days' notice if other than stated in Cl. 3 N/A	19. Frequency of dry-docking if other than stated in Cl. 9 (f) As per class requirements
20. Trading Limits (Cl. 6) World Wide, always within I.N.L., subject to Clause 48	
21. Charter period (cl 2) Clause 34	22. Charter hire (Cl. 11) Clause 35
23. New class and other safety requirements (state percentage of Vessel's insurance caluse acc to Box 29) Cl. 10 (a) (ii)	
24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to Part IV	25. Currency and method of payment (Cl. 11) USD / Bank Transfer

SINGUNION SHIPPING PTE LTD AS BROKER

26. Place of payment; also state beneficiary and bank account (Cl. 11) Owners to inform Charterers in writing prior to delivery	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional)
28. Mortgage(s), if any, (state whether Cl. 12 (a) or (b) applies, if 12 (b) applies state date of Deed(s) of Covenant and name of Mortgagee(s)/Place of business) (Cl.12) See Clauses 12 and 49	29. Insurance (marine and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14 (k)) (also state if Cl. 14 applies) See Clause 13 and clause 44
30 Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b)) or, if applicable, (Cl. 14(g)) N/A	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b)) of, if applicable, (Cl. 14 (g)) N/A
32. Latent defects (only be filled if period other than sated in Cl. 3) N/A	33. Brokerage commission and to whom payable (Cl. 27) 1.25% to Singunion Shipping Pte Ltd
34. Grace period (state number of clear banking days) (Cl 28) 6 (six) business days	35. Dispoute resolutions (state 30(a), 30 (b), or 30 (c) agreed Place of Arbitration must be stated (cl. 30) Clause 30 (a) to apply Delete (b) and (c)
36. War cancellation (indicate coutries agreed) (cl. 26 (f)) N/A	
37. Newbuilding Vessel (indicate with "yes" or "no" whether Part III applies (optional) NO	38. Name of place of Builders (only to be filled in if Part III aplies N/A
39. Vessel's Yard Building No. (only to be filled in if Part III applies) N/A	40. Date of Building Contract (only to be filled in if Part III applies) N/A
~~39. Hire/Purchase agreement (indicate with "yes" or "no" whether Part IV applies) (optional)~~ DELETE	~~40. Bareboat Charter Registry (Indicate with "yes" or "no" whether Part V applies~~ DELETE
41. liquidated damages and costs shall accrue to (state party acc to Cl 1.) N/A	
42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies (optional) PART IV does not apply	43. Bareboat Charter registry (indicate "yes" or "no" whether PART V applies) (optional) Part V does not apply
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if Part V applies) N/A	45. Country of the Underlying Registry (only to be filled in if Part V applies) N/A
46. Number of additional Clauses covering special provisions, if agreed Clauses 32 - 50 including schedule I.	

PREAMBLE. - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only form part of this Charter if expressly agreed and stated in Boxes 35, 39 and 40. If PART III and/or PART IV and/or PART V apply, it is further mutually agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/o PART V to the extent of such conflict but no futher.

Signature (Owners) For and on behalf of Zhejiang Shipping (Hongkong) Co., Limited 浙江海運(香港)有限公司 [signature] Authorized Signature(s)	Signature (Charterers) For and on behalf of TOP CREATION INTERNATIONAL (HK) LIMITED 創實國際(香港)有限公司 [signature] Authorized Signature(s)

1. Definitions
In this Charter, the following terms shall have the meanings hereby assigned to them:
"The Owners" shall mean the party identified in Box 3;
"The Charterers" shall mean the party identified in Box 4;
"The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.
"Financial Instrument" means the mortgage, deed of covenant or other such financial security instrument as ~~annexed to~~ in respect of the Vesel as may be entered into pursuant to the terms of this Charter and stated in Box 28.
'The MOA' means the sale and purchase agreement for the sale of the Vessel from the Sellers to the Owners which act as the Buyers entered into on XX date.

2. Charter Period **see also Clause 34**
In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the Period stated in Box 21 ("The Charter Period").

3. Delivery
(not applicable when Part III applies, as indicated in Box 37)
~~(a) The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy and in every respect ready in hull, machinery and equipment for service under this Charter.~~
The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in the same condition as delivered **by the Sellers to the Owners pursuant to the MOA**. ~~the Charterers may direct.~~
(b) The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall haver her survey cycles and trading and class certificates same as delivery by the Sellers under the MOA. However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national/international certificates, as well as all other certificates the Vessel had at the time of inspection, clean, valid and unextended without condition/recommendation* by the Classification Society or the relevant authorities at the time of delivery.
~~of months agreed in Box 12.~~
(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties ~~with~~ respect to the Vessel
~~implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4. Time for Delivery
(not applicable when Part III applies, as indicated in Box 377)
~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~
~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (3) running days' preliminary and not less than fourteen (14) running days' definite notice of the date on which the Vessel is expected to be ready for delivery.~~
~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.~~
The Charterers shall take delivery of the Vessel from the Owners under this Charter simultaneously with the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA.

The Charterers will accept the Vessel on an "as is where is" basis in exactly the same form and state as the Vessel is delivered by the Sellers to the Owners pursuant to the MOA.

The acceptance of delivery of the Vessel by the Charterers from the Owners pursuant to this Charter shall take place simultaneously with the acceptance of delivery of the Vessel by the Owners from the Sellers pursuant to the MOA.

The Charterers shall have no right to refuse acceptance of delivery of the Vessel if the Vessel is delivered to and accepted by the Owners pursuant to the MOA.

5. Cancelling
(not applicable when Part III applies, as indicated in Box 37)
~~(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~
~~(b) If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Chrterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners' notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~
~~(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6. Trading restrictions
The vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.
The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.
The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.
Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.

7. Surveys on Delivery and Redelivery
(not applicable when Part III applies, as indicated in Box 37)
The Owners and Charterers shall ~~each~~ **jointly** appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear loss of time if any and all expenses of the On-hire Survey and Charterers shall bear all expenses of Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.
The Owners shall conduct diver inspection as clause 7 of Moa, The repairing cost/time for any items found in the inspection to be as actual if Owners request Charterers to repair on Owners behalf.

8. Inspection
The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:-
(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided.
(b) in dry-dock if the Charterers have not dry-docked her in accordance with Clause 10 (g). The costs and fees for such inspection or survey shall be paid by the Charterers; and
(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and

fees for such inspection and survey shall be paid by the Owners.
All time used in respect of inspection, survey or repairs shall be for the Charterers' account and form part of the Charter Period.
The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9. Inventories, Oil and Stores
A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers on delivery and again on redelivery of the Vessel. The Charterers shall take over and pay for all bunkers,lubricating oil,unbroached provisions,paints,ropes and other consumable stores (excluding spare parts) in the Vessel at time of delivery to the Owners in the price and methoed agreed in the MOA （pls advise the details）, and the Charterers are responsible of any losses suffered by the Owners pursunt to the MOA,should the Charterer not make this payment the Owners, shall at the time of redelivery take over and pay all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the Vessel at the then current market prices at the ports of redelivery to the Charterers. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

10. Maintenance and Operation
(a) (i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare part in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and , at their own expense they shall at all times keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.
~~(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation costing (excluding the Charterers' loss of time) more than US$300,000 the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent, of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied And then the ratio in which the cost of compliance shall be 50/50 shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~
(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.
The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of of time) for any failure or inability to do so.
(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including flag authority registration fee, annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.
Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.
(c) The Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required.
(d) Flag and Name of Vessel - During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, choose the Vessel's name, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time.
(e) Changes to the Vessel -
The Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.
(f) Use of the Vessel's Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterers shall remove such equipment at the end of the period. ~~requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.~~
(g) Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.

11. Hire **see also clauses 34**
(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.
~~(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~
(c) Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.
(d) Final payment of hire, if for a period of less than ~~thirty (30)~~ **fifteen (15)** running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.
(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.
(f) Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the ICE Benchmark Administration(IBA) or its successor on the date when the hire fell due, increased by 2 per cent, shall apply.

(g) Payment of interest due under sub-clause 11 (f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.

12. Mortgage **(See also clause 49 ~~and Schedule I~~)**
(only to apply if Box 28 has been appropriately filled in)

*) ~~(a) The Owners warrant that they have not effected any mortgage(s)of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*) (b) The Vessel chartered under this Charter is may be financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to the extent as agreed under this charter to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in confirmity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted or will acquaint themselves with all relevant terms, conditions and provisions of the Financial Instrument to the extent as agreed under this charter and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s)

at the time of this Charter.

*) *(Optional, Clauses 12 (a) and 12 (b) are alternatives: indicate alternative agreed in Box 28).*

13. Insurance and Repairs **(See also clause 44)**

(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10 (a) (iii) in such form as the Owners shall in writing approve, which approval shall not be unreasonably withheld. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests and shall name the Owners as co-assured.
Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.
The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.
All time used for repairs under the provisions of sub-clause 13 (a) and for repairs of latent defects according to Clause 3 (c) above, including any deviation, shall be for the Charterers' account.

(b) If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.

(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.

(d) Subject to the provisions of the Financial Instrument, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13 (a), all insurance payments for such loss shall be paid to the Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13 (a), the Insured Value of the Vessel is the sum indicated in Box 29 and clause 44

(g) Notwithstanding that the parties are co-assured, these insurance provisions shall neither exclude nor discharge liability between the Owners and the Charterers under this Charter. For the avoidance of doubt, such payment of insurance proceeds to the Owners is no bar to a claim by the Owners and/or their insurers against the Charterers to seek indemnity by way of subrogation. Nothing herein shall prejudice any rights of recovery of the Owners or the Charterers (or their insurers) against third parties.

14. ~~Insurance, Repairs and Classification~~
~~*(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).*~~

~~(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10 (a) (iii) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~(d) The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14 (a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.~~

~~(e) The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

~~(f) All time used for repairs under the provisions of sub-clauses 14 (d) and 14 (e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.~~
~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~(h) Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14 (a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14 (a), this Charter shall terminate as of the date of such loss.~~

~~(j) The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14 (a), the value of the Vessel is the sum indicated in Box 29.~~

~~(l) Notwithstanding anything contained in sub-clause 10 (a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15. Redelivery **see clauses 35 and 36**

At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 calculate as per clause 35

for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.

Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.

16. Non-Lien

The Charterers shall not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

"This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever."

17. Indemnity

(a) The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provisions of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18. Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

19. Salvage

All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average

The Owners shall not contribute to General Average.

22. Assignment, Sub-Charter and Sale

(a) The Charterers ~~**are entitled to**~~ shall not assign this Charter nor

sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners~~, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve~~.

~~(b) The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23. Contracts of Carriage

*) (a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legalisation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both to Blame Collision Clause.

*) ~~(b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

*) ~~*Delete as applicable.*~~

24. Bank Guarantee

~~*(Optional, only to apply if Box 27 filled in)*~~

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance or their obligations under this Charter.~~

25. Requisition/Acquisition

(a) In the event of the Requisition of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.

(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".

26. War

(a) For the purpose of this Clause, the words "War Risks" shall include any war (whether actual, reported or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or

otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

~~(b) See clause 40.~~ ~~The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it resonably appears that the Vessel, her cargo, crew or other persons on board the Vessel in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.~~

(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

~~(d) If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e) The Charterers shall have the liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge or cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions:

(ii) to comply with the order, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the order and directions of those who are charged with their enforcement.

(f) In the event of outbreak of war (whether there be a declaration of war or not) (i) between any two or more of the following countries; the United states of America; Russia; the United Kingdom; France; and the People's Republic of China; (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe prot as directed by the Owners. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisios of the Charter shall apply until redelivery.

27. ~~Commission~~

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

28. Termination

(a) <u>Charterers' Default</u>

The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:

(i) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;

(ii) The Charterers fail to comply with the requirements of:
(1) Clause 6 (Trading Restrictions)
(2) Clause 13 (a) (Insurance and Repairs)
(3) Clause 38 (Charterers' Environmental Representations and Warranties)
(4) Clause 39 (Charterers' Undertakings)
(5) Clause 42 (Sanctions)
provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failue without prejudice to the owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;

(iii) the Charterer fail to rectify any failure to comply with the requirements of <u>sub-clause 10 (a)(i)</u> (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is snot prejudiced.

(b) <u>Owners' Default</u>

If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.

(c) <u>Loss of Vessel</u>

This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29. Repossession

In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28 the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representalive to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arragements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

30. Dispute Resolution

*) (a) This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1956 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to

the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the otherparty requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sume of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

*) ~~(b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

*) ~~(c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-

(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.

(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.

(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30 (a) of this Clause shall apply. Sub-clause 30 (d) shall apply in all cases.

*) *Sub-clauses 30 (a), 30 (b) and 30 (c) are alternatives; indicate alternative agreed in Box 35.*

31. Notices

(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.

Part III

PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

OPTIONAL PART

1. Specifications and Building Contract

(a) The Vessel shall be contructed in accordance with the Building Contract (hereafter called the "Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and planes annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.

(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessels as approved by the Charterers as aforesaid, without the Charterers' consent.

(c) The Charters shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.

(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2 (c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41 (a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41 (b) or if not filled in shall be shared equally between the parties.

2. Time and Place of Delivery

(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and property documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1 (d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.

(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.

(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon

(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or

(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/ or take delivery of the Vessel from the Builders and deliver her to the Charterers;

(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;

(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.

(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41 (c) or if not filled in shall be shared equally between the parties.

3. Guarantee Works

If not otherwise agreed, the owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent of Owners may request.

4. Name of Vessel

The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.

5. Survey on Redelivery

The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery. Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.

~~Part IV~~

~~HIRE/PURCHASE AGREEMENT~~

~~OPTIONAL PART~~

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~*In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.*~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account. Any takes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.~~

~~In exchange for payment of the last month's hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalised, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers.~~
~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.) as well as plans which may be in Sellers' possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

Part V

PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

OPTIONAL PART

~~1.~~ ~~Definitions~~

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~"The Bareboat Charter Registry" shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~"The Underlying Registry" shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~2.~~ ~~Mortgage~~

~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12 (b) (Part II) shall apply.~~

~~3.~~ ~~Termination of Charter by Default~~

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

Additional Clauses to MV.GH SEABISCUIT the Standard Bareboat Charter dated 14.01.2021(the "Standard Bareboat Charter") between[Zhejiang Shipping(Hong Kong) Co Ltd or their nominees](the "Owners") and [Topsheen Shipping Singapore Pte Ltd or their Nominees](the "Charterers") pursuant to which the Owners agreed to let and the Charterers agreed to hire

32. General

The provision of the Standard Bareboat Charter and these Additional Rider Clauses (32-[49]) including all appendices annexes and schedules hereto shall form one document and read together(collectively,and as amended and supplemented from time to time, the "Charter"). Unless otherwise stated, in the event of any conflict between the provisions of the Standard Bareboat Charter and the provisions of these Additional Clauses, the provisions of these Additonal Rider Clauses shall prevail.

33. Delivery of the Vessel

(a) The Owners' obligations to deliver the Vessel to the Charterers under this Charter are conditional upon:

(i) delivery of the Vessel by the Sellers to the Owners pursuant to the terms of the MOA; and

(ii) the Owners, pursuant to the terms of the MOA, obtaining full title to the Vessel under the MOA.

If the MOA is terminated and if the Vessel is not delivered to the Owners, the Owners may by written notice to the Charterers terminate this Charter, whereupon the Owners shall be under no further obligations to the Charterers under this Charterers, provided that such termination shall not affect any rights that may have accrued to the Owners prior to such termination.

(b) Upon the delivery of the Vessel by the Sellers to the Owners pursuant to the terms of the MOA, the Vessel shall be deemed to have been simultaneously delivered to and accepted (without reservation) by the Charterers.

(c) Without prejudice to the provisions of Clauses 3, 4 and 33(b), the Owners and the Charterers shall on the Delivery Date sign a Protocol of Delivery and Acceptance in the form attached hereto as Schedule 1 (Form of Protocol of Delivery and Acceptance) evidencing delivery of the Vessel hereunder and delivery of which will constitute:

(i) irrevocable, final and conclusive acceptance of the Vessel by the Charterers for the purposes of this Charter;

(ii) irrevocable, final and conclusive evidence that, for the purposes of the obligations and liabilities of the Owners hereunder or in connection herewith, the Vessel is at the time of delivery to the Charterers seaworthy, in accordance with the provisions of this Charter, in good working order and repair and without defect or inherent vice whether or not discoverable by the Charterers; and

irrevocable, final and conclusive evidence that the Vessel is satisfactory in all respects and complies with the requirements of this Charter.

(d) In the circumstances where:

(i) the Vessel is delivered to the Owners under the MOA (and pursuant to Clause 33(b) above the Vessel is delivered to and accepted by the Charterers);

(ii) there were deficiencies in the technical condition of the Vessel (the "Deficiencies"); and

(iii) the Sellers have provided a compensation to the Owners (either by way of reduction in the purchase price of the Vessel or monetary payment) for the Deficiencies (the "Compensation"),

the Charterers shall be entitled to a reduction in Hire up to the amount of the Compensation when the Vessel next goes to dry-docking provided that:

(A) the Charterers provides the Owners with prior written notice of the time of the dry-docking during which the Charterers intend to repair the Deficiencies, as well as any other information as the Sellers may reasonably require on the dry-docking and repair;

(B) evidence satisfactory to the Owners are provided to the Owners confirming (x) that the Deficiencies have been repaired (at the cost of the Charterers) to the satisfaction of the Owners and (y) the cost of the repair of the Deficiencies (which have been actually paid by the Chaterers); and

(C) the reduction in Hire shall be equivalent to (x) the cost of the repair of the Deficiencies (which have been actually paid by the Charterers) or (y) the Compensation, whichever is less.

(e) Ballast Water Treatment System

(i) The Owners shall have no obligation to install a ballast water treatment system.

(ii) The Charterers is solely responsible for installing the ballast water treatment system and maintaining it in good working condition and keeping all relevant certificates in good order. Any time and expense incurred in maintaining, repairing or replacing any part or whole of the ballast water treatment system, or any loss or damage caused in respect of the ballast water treatment system, shall be for the Charterers' account.

(iii) If the ballast water treatment system installed onboard the Vessel is not type-approved by the United States Coast Guard ("USCG") when the Vessel goes to her next dry-docking, theCharterers shall arrange the retrofit / replacement of the ballast water treatment system in order to accommodate the USCG type approval under the current USCG regulations on ballast water mangement during her dry-docking. The Charterers shall be entitled to a reduction in Hire up to the amount of the cost of such retrofit / replacement provided that:

(A) the Charterers provides the Owners with prior written notice if the Charterers is required to retrofit / replace the ballast water treatment system on the dry-docking;

(B) evidence satisfactory to the Owners are provided to the Owners confirming (x) that the ballast water treatment system has been retrofitted / replaced (at the cost of the Charterers) to the satisfaction of the Owners and (y) the cost of the retrofit / replacement of the ballast water treatment system (which have been actually paid by the Chaterers); and

(C) the reduction in Hire shall be subject to a maximum cap of USD300,000.

34. Charter Period

The Owners shall let the Vessel to the Charterers and the Charterers shall hire the Vessel from the Owners for about 59 months, (where "about" means plus or minus 15 days) commencing from the Delivery Date.

35. Hire

(a) Hire is payable every 30 days in advance including overtime. The first hire is payable latest 3 banking days after delivery. Charterers shall have the right to deduct the deposit and the value of bunkers on redelivery against last sufficient Hire payments. Such deduction does not constitute redelivery notice(s).

If Payment Date falls on a day which is not a Banking Day, the Hire shall be payable on the first Banking Day immediately preceding that Payment Date.

For MV GH SEABISCUIT, the gross daily hire to be calculated as 107%* average index of BSI 58 10TC published by the Baltic Exchange over the previous 30 days, less 5.00 per cent commission including address commission. less the Opex US$ 4,500 per day.

(b) Subject to sub-clauses 35 (g) to (k) inclusive, the Daily Hire Rate shall be the amount equivalent to:

Examples:

(c) The Owners and the Charterers acknowledge that they are aware that the Baltic Supramax Index used for the purposes of determining the Daily Hire Rate may from time to time be either recalibrated, changed or replaced with another index, and agree that in such event they shall apply any adjustment factor, e.g. dollar differential or size adjustment, as the case may be, as announced, published or notified by The Baltic Exchange to calculate the Daily Hire Rate.

(d) i), For MV GH SEABISCUIT, If, on any day during the Charter Period, the Index value(BSI 10TC*107%*95%) is less than US$6,350(the "Floor Rate"), then the Daily Hire Rate payable to the Owners shall be the Floor Rate less the Opex US$4,500 per day. For example if the Floor Rate is US$6,350 but the Index value is US$6,000, then Charterers need to pay Owners daily hire which calculated to be US$6,350 - US$4,500= US$1,850

ii) For MV GH SEABISCUIT,If, on any day during the Charter Period, the Index value(BSI 10TC*107%*95%) is above than US$12,500 (the "Ceiling Rate"), then the Owners and Charterers share the value above the ceiling rate, sharing proportion basis 50/50, 50% to Charters and 50% to Owners, for example if the ceiling rate is US$12,500 but the index value is US$13,500, then Charterers need to pay Owners daily hire which calculated to be US$12,500+(US$13,500-US$12,500)*50% - US$4,500=US$8,750

(e) At any time during the Charter Period, the Owners shall have the option (the "**FFA Conversion Option**") to convert the Index Rate to a fixed rate equal to the aggregate of:

(i) the FFA rate as agreed under clause 35(f)(iii) ("**FFA Rate**");
(ii) for MV GH SEABISCUIT plus 7% of the rate referred to in paragraph (i) above for size adjustment;
(iii) minus 5.00% of the sum of the values in paragraphs (i) and (ii) above; and
(iv) minus an amount of US$4,500 per day for the Opex,

(such Daily Hire Rate as calculated in accordance with this Clause 35(e) shall be known as the "**Fixed Rate**").

(f) Each FFA Conversion Option shall be exercised in the following manner (unless otherwise agreed by the Owners and Charterers):

(i) such FFA Conversion Option shall be exercised on a London business day as follows:

(ii) the Owners shall telephone the Charterers to inform the Charterers of the proposed period for which the Owners are considering to exercise a FFA Conversion Option (the "**Conversion Period**");

(iii) whereupon the Charterers shall advise the Owners via telephone of the tradeable FFA rate for the Conversion Period and thereafter the Owners are obliged to decide immediately and verbally via telephone (in their absolute discretion) whether or not to proceed to exercise the FFA Conversion Option. For the sake of good order, both parties shall re-confirm the agreement in writing by email within 24 hours, however, in any case, the verbal agreement via telephone shall be binding on the parties; and

(g) Once the Owners have verbally informed Charterers that they wish to exercise the FFA Conversion Option, the Charterers shall have the option to:

(i) enter into the relevant trade in which case the FFA Conversion Option shall be deemed exercised at the FFA Rate agreed during the telephone call referred to in sub-clause 35 (f) above. If the Charterers fail to enter into the relevant trade due to lack of liquidity or any other reasons then the FFA Conversion Option shall not be deemed exercised and the Index Rate shall continue to apply; or

(ii) not take the steps in sub-clause 35(g)(i) in which case the FFA Conversion Option will be deemed exercised on a clean fixed basis, that is, without any conditions, at the FFA rate offered in clause 35 (f)(iii) above.

(h) Such FFA Conversion Option may be exercised as many times during the Charter Period as the Owners may select. The first FFA Conversion Option may be exercised upon Sellers (as defined in the MOA) providing Owners (as Buyers) with 30 day notice of the Vessel's Delivery in accordance with MOA.

(i) Such FFA Conversion Option shall fix the Daily Hire Rate for a period of no less than three (3) months and no longer than twelve (12) months, and such period shall commence on the 1st day of the next calendar month but where the next calendar month is less than 30 days from the date of the FFA Conversion Option, the FFA Conversion Option shall commence on the 1st day of the subsequent month. For example, if the FFA Conversion Option is exercised on 10 August, then the period will commence on 1 October.

(j) At any given time, the cumulative running periods of any FFA Conversion Options which have been exercised by the Owners shall not exceed 12 months. In case of a disagreement between the Owners and the Charterers about current FFA market level for the balance period which the Owners wish to fix, then the rate shall stay floating.

(k) For the purposes of this sub-clause 35 (k), "**Effective Date**" shall mean 1 January 2020 or such other date as the IMO Marpol Annex VI 0.5% Global Sulphur Limit comes into effect.

(i) If, on or after the Effective Date, there are two separate Baltic Supramax indicies published, one reflecting the use of LSGO and one of HSFO, the Gross TC Rate calculation shall apply save that the relevant index will be the index published for vessels fuelled with LSGO:

(ii) If, on or after the Effective Date, the Baltic Panamax Index:

(a) has changed to reflect the use of both LSGO and HSFO such that the Baltic Panamax Index is blended for vessels using either fuel; or

(b) has not changed at all, i.e. continues to reflect the use of HSFO only, such that the Baltic Panamax Index rates are for vessels fuelled with HSFO, then:

every six months, commencing from the Effective Date, the Hire shall be retrospectively adjusted by a fair and reasonable amount to be agreed by the parties through amicable discussions. The adjustment shall be calculated by the parties determining how much the Baltic Panamax Index was inflated over the previous six months due to the reasons stated in above sub-Clause (k)(ii), in excess of the likely movements had the index been based only on LSGO fuelled vessels. Any agreed adjustment in the Hire shall be offset by the Charterers in the Vessel's Hire payments equally spread over the six months or if shorter, the remaining period of this Charter.

If agreement is not reached within two weeks of the parties commencing discussions, the matter shall be referred to a panel comprising three experts who are independent and reputable ship brokers which shall include brokers at Arrow, Clarksons and Ifchor (or any other firms of independent and reputable brokers as agreed by the parties from time to time). Each party shall appoint one broker and the two so appointed shall agree on the appointment of the third broker. The panel shall calculate the Hire adjustment in accordance with the principles stated above.. If members of the panel do not agree as to the adjustment, the adjustment shall be the average of each member's assessment of the adjustment. Determination pursuant to this clause shall be final and binding on the parties.

36. Condition of the Vessel at Re-delivery

In addition to the terms of Clause 15 the Charterers shall re-deliver the Vessel charter free, cargo free and in normal ballast condition and free of stowaways, and otherwise in the

same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

37. Inventories, Oil, Spare Parts and Stores

(a) The Charterers will arrange for and pay for the supply of all inventories, lubricating oil, and stores, to the Vessel prior to the commencement of this Charter, in the price and method agreed between the Sellers and the Owners in the MOA and the Charterers shall be responsible for any losses suffered by the Owners pursuant to the MOA (or otherwise) if the Charterers does not make this payment pursuant to this Clause 37(a).

(b) Owners shall accept and pay for all bunkers remaining on board at the time of redelivery. The price for bunkers on redelivery to be based on the 7 day average of Platts prices before the redelivery date at the nearest main Platts bunkering port.

(c) Upon redelivery all manuals/drawings received by the Charterers upon delivery from the Sellers and/or Owners shall be handed out or sent to the Owners.

(d) The Charterers are entitled to remove from the Vessel any items not belonging to the Owners remaining on board the Vessel at the time of redelivery, e.g. items owned or hired by the Charterers during the period of the Charter.

(e) Upon redelivery the Charterers shall have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Chartereres flag and/or name, provided that they replace same with similar unmarked items.

38. CHARTERERS' ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

(a) The Charterers make the representations and warranties set out in this Clause 38 to the Owners on the date of this Charter and on the Delivery Date:

(i) the Charterers are in compliance with paragraph (a) of Clause 39 (Charterers' Undertakings) and to the best of its knowledge and belief no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is

reasonably likely to have a material adverse effect on the business, assets, financial condition or creditworthiness of the Charterers; and

(ii) no Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Charterers;

(b) Each representation and warranty in this Clause 38(a) above is deemed to be repeated by the Charterers by reference to the facts and circumstances then existing on each Payment Date.

39. CHARTERERS' UNDERTAKINGS

The Charterers hereby undertake to the Owners that it will comply in full with the following undertakings throughout the Charter Period:

The Charterers shall:

(I) comply with all Environmental Law;

(II) obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(III) implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

(b) the Charterers shall, promptly upon becoming aware of the same, inform the Owners in writing of:

(I) any Environmental Claim against them which is current, pending or threatened; and

(II) any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against them;

(c) the Charterers will:

(I) notify the Owners of any Termination Event (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence; and

(II) promptly upon a request by the Owners, supply to the Owners a certificate signed by one of its directors or senior officers on its behalf certifying that no Termination Event is continuing (or if a Termination Event is continuing, specifying the default and the steps, if any, being taken to remedy it).

40. JWC

It is agreed that the current list of areas/countries under the Joint War Committee Hull War,Piracy, Terrorism and Related Perils (the "JWC List") has been reviewed and accepted by the Owners as allowed trading places provided that the Charterers shall pay the extra war risk premium as required by the Vessel's underwriters. Any new area(s) being added to th JWC List after the Vessel's fixture has been concluded to be reviewed immediately by the Owners and the Owners shall upon the Charterers' request review such new addition as soon as possible and advise the Charters if the new additions can be accepted as allowed trading places (unless the Vessel's leading hull or other underwriters where the Vessel's war risks insurance is placed have specifically excluded the specific area from trading even against any additional war risk premium, in which case the Owners and the Charterers agree that such places are to allowed trading places)

41. Sale of the Vessel

The Owners /H.Owners may sell the Vessel at any time during the Charter period or any extension thereof provided that:

(i) the Owners will in turn provide the Charterers with a 90-day prior written notice and

(ii) the Charterers have provided the Owners with its prior consent (such consent not to be unreasonably withheld or delayed). The Charterers' consent is not required where the sale is made to an associated company of the Owners/H.Owners. in the event that a sale of the Vessel is effected subject to the terms and conditions of this Clause, upon title transfer thereof as intended by the Owners/H.Owners, this Charter shall continue and the Owners shall assign to the new owners absolutely all rights and obligations of every kind which then now or at any subsequent time the Owners/H.Owners have to, in or in

connection with, this Charter. Both parties shall negotiate amicably on the arrangement of the sale and in any event the sale of Vessel shall not prejudice the Charterers` rights, interests and obligations under this Charter.

42. Sanctions

(a) The Charterers warrant and undertake that throughout the Charter Period:

(i) Each of the Charters and the Vessel shall not be named on the list of special designated nationals and blocked persons as published and amended from time to time by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") or the lists of persons, groups or entities subject to financial sanctions and/or restrictive measures as published and amended from time to time by the United Nations, the European Union and/or the United Kingdom (collectively the " SDN Lists");

(ii) the Vessel shall not be flagged or registered by a country that is subject to the U.S. sanctions laws administered by OFAC from time to time (the "U.S. Sanctions") and acceptance of the vessel by Charterers shall not constitute a violation ofU.S. Sanctions or sanctions of United Nations, European Union and/or United Kingdom;

(iii) The Charterers shall not be named on the SDN Lists;

(iv) the Vessel shall not be chartered, operated or controlled by any person or entity named on the SDN List or any person subject to U.S. Sanctions or sanctions of United Nations, European Union and/or United Kingdom;

(v) the Vessel shall not be chartered by a person or entity that is registered, constituted or organised in, or that is a citizen or resident of or located in, a country that is subject to the U.S. Sanctions or sanctions of United Nations, European Union and/or United Kingdom such that employment of the Vessel would constitute a violation of such sanctions; and

(vi) the Vessel shall not be chartered by a disponent owner that is a person or entity that is registered, constituted or organised in, or that is a citizen or resident of or located in, a country that is subject to the U.S. Sanctions or sanctions of United Nations, European Union and/or United Kingdom such that acceptance or trading of the Vessel by the Charterers would constitute a violation of such sanctions.

Should at any time during the Charter Period, the Charterers be in breach of any of the provisions and/ or warranties contained in this clause, then the Charterers shall indemnify the Owners against any losses or damages whatsoever resulting, and the Owners shall have the right to immediately cancel this Charter.

(b) The Owners warrant and undertake that throughout the Charter Period the Owners shall not be named on the SDN List.

If, at any time during the Charter Period, the Owners are in breach of any of the provisions and/ or warranties contained in this clause, then the Owners shall indemnify the Charterers against any losses or damages whatsoever resulting, and the Charterers shall have the right to immediately cancel this Charter.

43. Termination Events

(a) Each of the following events shall constitute a Termination Event:

(i) the Charterers fails to pay on the due date any sum payable pursuant to this Charter at the place and in the currency in which it is expressed to be payable unless:

(I) the failure to make punctual payment is due to oversight, negligence, errors or omissions on the part of Charterers or their bankers;

(II) the Owners have given the Charterers written notice of the number of clear Banking Days stated in Box 34 (as recognised at the agreed place of payment); and

(III) payment is made within such number of days following the Owners' notice.

(ii) the Charterers fail to comply with the requirements of Clause 6 (Trading Restrictions) or Clause 13(a) (Insurance and Repairs) (provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw or terminate under this Clause 43 if the Charterers fail to comply with such notice);

(iii) the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs):

(I) as soon as practically possible after the Owners have requested them in writing so to do; or

(II) where the Vessel's Insurances is prejudiced.

(iv) the Charterers defaults under, or fail in the due and punctual observance and performance of, any provision of this Charter (other than those set out in paragraphs (i) to (iii) above) save as provided that no Termination Event under this paragraph will occur if the default is capable of remedy and is remedied to the satisfaction of the Owners within fourteen (14) days after the earlier of (A) the Owners having given notice thereof to the Charterers, and (B) the Charterers becoming aware of such default;

(v) any representation or statement made by the Charterers in or pursuant to this Charter or in any notice, certificate, instrument or statement contemplated thereby or made or delivered pursuant hereto or thereto is, or proves to be, untrue or incorrect in any material respect when made or deemed to be repeated, and if such defect is capable of remedy, the defect is not remedied within thirty (30) days of the earlier of (i) such defect becoming known

to the Charterer and (ii) the date upon which the Owner shall give notice to the Charterer requiring the defect to be remedied;

(vi) without the prior consent of the Owners, there occurs a change in the ownership of the Charterers or any reorganisation, merger and acquisition affecting the Charterers;

(vii) any Termination Event (as defined in an Associated Charter) occurs and is continuing.

(b) The Owners and the Charterers agree that it is a fundamental term and condition of this Charter that no Termination Event shall occur during the Charter Period. Without prejudice to the foregoing, a Termination Event which is continuing shall constitute an agreed terminating event, the occurrence of which will entitle the Owners to exercise all or any of the remedies set out below in this Clause 43.

(c) At any time after a Termination Event shall have occurred following the lapse of any applicable grace period, the Owners may by delivering to the Charterers a Termination Notice, terminate this Charter with immediate effect or on the date specified in such Termination Notice and withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 36 (Condition of the Vessel at Redelivery) and the Owners are entitled to immediately relet or sell to any third party at any time.

(d) On or at any time after termination of the chartering of the Vessel in accordance with Clause 43(c), the Owners may (but without prejudice to the Charterers' obligations under Clause 36 (Condition of the Vessel at Redelivery)) retake possession of the Vessel and, the Charterers agree that the Owners, for such purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Approved Manager or the Charterers' servants or agents for this purpose.

(e) On the Termination Payment Date, the Charterers shall pay to the Owners an amount equal to the Termination Sum.

(f) Following any termination to which this Clause 43 applies, all sums payable in accordance with Clause 43(e) above shall be paid to such account or accounts as the Owners may direct and shall be applied in the Owners' sole discretion.

(g) If the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers is terminated in accordance with this Clause, the obligation of the Charterers to pay Hire shall cease once the Charterers has made the payment pursuant to Clause 43(e) to the satisfaction of the Owners.

(h) The rights conferred upon the Owners by the provisions of this Clause 43 are cumulative and in addition to any rights which they may otherwise have in law or in equity or by virtue of the provisions of this Charter.

44. Insurance

The minimum insured value of the Vessel in respect of marine and war risk (including hull and increased value and disbursement insurance)(the "Insured Value") shall be

(a) for the duration of the 1st year of the Charter bemmutually agreed between the Charterers and the Owners prior to the Delivery Date and

(b) and thereafter be mutually agreed between the Charterers and the Owners on an annual basis, at least 2 (two) weeks prior to the anniversary of theDelivery Date

in each case in accordance with the charter-free market values, if the Charterers and the Owners fail to agree on the Insured Value, this will be determined as 120% of the average of two independent valuations of the charter-free value of the Vessel obtain from two valuers approved by the Owners.

Charterers are in their sole discretion entitled to place insurance other than that required under Clause 13 without name the Owners as co-assured or assign their rights and interests under that insurance in the event of associated charters or mortgage effected during the charter period.

Encumbrances

The Owners warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Owners hereby undertake to indemnify the Charterers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

45. Deposit

Charterers are requested to remit US$500,000 per vessel to Owners nominated bank account as deposit within 3 banking days after vessel is delivered to Charterers. Owners have rights to confiscate the deposit according to Clause 28(a) and Clause 43.

46. Hell and High Water

Save and except for any period of detention detain or arrest of the Vessel resulting from (i)any claim(s) against or involving the Owners(and not attributable to any act or omission of the Charterers),(ii) the Owners` fraud, wilful default and/or gross negligence, The Vessel shall not at any time be deemed to be off-hire, that is, the Charterers' obligation to pay hire in accordance with Clause 35 herein shall be absolute save as otherwise set out in this Charter where it is stated that hire shall not be payable, Subject to the aforesaid, for the avoidance of doubt the Vessel is therefore deemed to be on-hire for three hundred and sixty five (365) days a year for the Charter Period. Moreover under the terms and conditions of this Charter the Charterers shall bear full costs for the operation, maintenance and trading of the Vessel in accordance with this Charter including cost of the registration of the Vessel

47. BREAKING I.N.L. CLAUSE

The Charterers shall have the right to breach I.N.L. provided that the Charterers shall(i) first obtain the approval of the Vessel's insurance underwriters(including hull&machinery Underwriters) and the Owners and (ii) have paid any additional premium demanded by the insurance underwriters such that the Vessel's Insurances are maintained in full force and effect throughout he relevant period. The Charterers shall give written notice to the Owners prior to breaching the I.N.L. and provide relevant insurance policies and any demands(and payment receipts) additional premium issued by the insurance underwriters upon the Owners' request.

48. Assignment or Pledge of Hire

Without limiting the Owners' rights under Clause 12(b), the parties agree that the Owners are entitled to arrange finance for the Vessel, in which case, the Owners may pledge or assign any or all of their rights and interests under this Charter and/or the hire earnings from the employment of the Vessel under this Charter in Owners' sole discretion

SINGAPORE SHIPPING TE LTD AS BROKER

49. Additional Definitions

In this Charter, save as otherwise defined, the following terms shall have the following meanings:

"**Approved Manager**" means, in relation to the Vessel, such international and reputable ship management company which the Owners may approve (acting reasonably) in writing.

"**Associated Vessels**" means the vessels which are the subject of the Associated Charters;

"**Associated Charters**" means the bareboat charters made or to be made between the Charterers as charterers and [•][any of the Owners' Affiliates] as owners.

"**Banking Day**" means [a day on which banks are open for business in the principal business centre of Hong Kong and the People's Republic of China, and, in respect of a day on which a payment is required to be made or other dealing is due to take place in US Dollars, also a day on which commercial banks are open in New York City.]

"**Charter Period**" means the period of time of chartering of the Vessel set out in Clause 34 of this Charter.

"**Classification Society**" means the vessel classification society referred to in Box 10 (Classification Society) of this Charter, or such other reputable classification society which the Owners may approve from time to time.

"**Daily Hire Rate**" means, in respect of each Hire Calculation Period, the daily hire rate calculated in accordance with the formulae set out in Clause 35 for calculation of the Hire in the relevant Hire Calculation Period, being an Index Rate or, as applicable, a Fixed Rate.

"**Default Termination**" means a termination of the Charter Period pursuant to the provisions of Clause 43 (Termination Events).

"**Delivery**" means the time when:

i. the Owners accept delivery of the Vessel under the MOA; and

ii. the Charterers simultaneously accept delivery of the Vessel pursuant to Clauses 4 and 33 of this Charter.

"**Delivery Date**" means the date on which Delivery occurs.

"**Earnings**" means all moneys whatsoever from time to time due or payable to any person during the Charter Period arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to such person in an event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel;

"**Encumbrance**" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"**Environmental Approval**" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

"**Environmental Claim**" means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"**Environmental Incident**" means,

(i) any release, emission, spill or discharge into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or

(ii) any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and the Vessel, the Charterers, any operator or manager of the Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(iii) any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where the Charterers, any operator or manager of the Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

"**Environmental Laws**" means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"**Environmentally Sensitive Material**" means all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"**Expiry Date**" means the date of the last day of the Charter Period.

"**FFA**" means [•].

"**Hire**" means, in respect of each Payment Date, the amount calculated by multiplying the Daily Hire Rate by the number of days in the relevant Hire Calculation Period that consists of the Payment Date.

"**Hire Calculation Period**" means during the Charter Period, each period for the calculation of the Hire: the first such period commencing on the Delivery Date and terminating on the date falling thirty (30) days from the Delivery Date, and thereafter, each successive period of thirty (30) days commencing immediately after the last date of the then current Hire Calculation Period, except that the final Hire Calculation Period shall end on the date falling on the Expiry Date.

"**HSFO**" means [•].

"**Index Rate**" means the Daily Hire Rate calculated in accordance with Clauses 35(b) to (e) making references to among others to certain index rates published by Baltic Exchange.

"**Insurances**" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or the Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"**ISM Code**" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741(18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).

"**ISPS Code**" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

"**London Business Day**" means [any day on which dealings in deposits in US Dollars are transacted in London interbank market].

"**LSGO**" means [•].

"**MARPOL**" means the International Convention for the Prevention of Pollution from Ships adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

"**MOA**" has its meaning under Clause 1.

"**Opex**" means the operating expenses of the Vessel.

"**Payment Date**" means:

(ii) in respect of the first Payment Date, the date falling within three (3) Banking Days after the Delivery Date; and

(iii) in respect of each and any of the subsequent Payment Dates, the first day of each and any successive Hire Calculation Period and in no event shall the final Payment Date be later than the Expiry Date.

"**TC Rate**" means the rate calculated in accordance with the formula set out in Clause 35(b) but without the deduction of US$4,500 per day, namely:

"**Termination Event**" means any event or circumstance specified in Clause 43(a) (Termination Events).

"**Termination Notice**" has the meaning given to such term in Clause 43(c).

"**Termination Payment Date**" means, in respect of a Default Termination, the date specified in the Termination Notice served on the Charterers pursuant to Clause 43(c) in respect of such Default Termination.

"**Vessel**" means one (1) [•] DWT bulk carrier named "[•]" with IMO number [•] as more particularly described in Boxes 5 (Vessel's name, call sign and flag) to 12 (Further particulars of the Vessel) of this Charter to be acquired by the Owners under the MOA which upon her delivery under the MOA will be registered in the ownership of the Owners under the laws and flag of [Liberia/Hong Kong].

+++ End +++

ORIGINAL

Performance Guarantee

To: ZHEJIANG SHIPPING (HONG KONG) CO LTD

Date: 22 January 2021

Dear Sirs,

In consideration of your executing a Bareboat Charter Party (the "Bareboat Charter") dated 14 January 2021 with [Top Creation International (HK) Limited] (the "Charterers") a corporation organized and existing under the Laws of Hong Kong, having its registered office at [Unit C, 16/F, China Weal Centre, 414-424 Jaffe Road, Wanchai, Hongkong, China], to bareboat charter MV "[GH SEABISCUIT (to be renamed to TOP ADVANCER]" (the "Vessel") to the Charterers for 59 months, we, [Topsheen Shipping Singapore Pte. Ltd]., hereby unconditionally and irrevocably guarantees to you, your successors and assignee, the due and faithful performance by the Charterers of all its liabilities and responsibilities under the Bareboat Charter and any supplements, amendments, changes or modifications hereinafter made thereto including but not limited to, due and prompt payment of the hire under the Bareboat Charter by the Charterers to you, your successors, and assignee.

We hereby certify and warrant that all acts, conditions and things required to be done and performed and to have occurred precedent to the creation and issuance of this guarantee, and to constitute the same the valid and legally binding obligation of us enforceable in accordance with its terms have been done and performed and have occurred in due and strict compliance with the Bareboat Charter and applicable law.

This guarantee shall become effective when the Bareboat Charter comes into effect according to its terms.

This guarantee is governed by English law and any dispute arising out of this guarantee may be refereed to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the LMAA terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators, each party choose one and the third is appointed by the two arbitrators.

Yours faithfully

TOPSHEEN SHIPPING SINGAPORE PTE. LTD.
Registration No. 201539254Z
60 Paya Lebar Road #06-17
Paya Lebar Square Singapore 409051
Tel: + 65 6224 1088 / 6224 0288 Fax: +65 62245088

Name: XU QING

Position: DIRECTOR